EXHIBIT 99.1


BLOUNT FILES WITH THE SEC FOR COMMON STOCK AND SENIOR SUBORDINATED NOTES
OFFERINGS


PORTLAND, OR, July 20, 2004 - Blount International, Inc. (NYSE: BLT) today filed an amendment to a registration statement with the Securities and Exchange Commission for a proposed offering of $125 million of its common stock and a proposed offering by Blount, Inc., its wholly-owned subsidiary, of $175 million in principal amount of Senior Subordinated Notes due 2012.

Lehman Brothers and JPMorgan are serving as joint book-running managers for the common stock offering. Lehman Brothers is serving as the sole book-running manager for the Senior Subordinated Notes offering.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Lawnmower, and Industrial and Power Equipment.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Each of the offerings will be made only by means of a prospectus. Once available, preliminary prospectuses for the common stock offering and the Senior Subordinated Notes offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717 (telephone: 631-254-7106) and preliminary prospectuses for the common stock offering may be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081 (telephone: 212-552-5164).